Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONEOK, Inc., on Form S-8 (File Nos. 333-140629, 333-152748, 333-157548, 333-165044, 333-171308, 333-178622, 333-185633, 333-194284, 333-228499 and 333-237869) of our report dated June 28, 2022, on our audits of the financial statements and supplemental schedule of the ONEOK, Inc. 401(k) Plan as of December 31, 2021 and 2020, and for the year ended December 31, 2021, which report is included in this Annual Report on Form 11-K.

FORVIS, LLP (formerly BKD, LLP)

Tulsa, Oklahoma
June 28, 2022